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                                                                   EXHIBIT 99.1



                                  NEWS RELEASE


COMPANY CONTACT:
Olga Tikhonski
SI Diamond Technology, Inc.
(512) 339-5020 x 117

FOR IMMEDIATE RELEASE

                   SI Diamond Sells Domain name - Diamond.com

AUSTIN, TEXAS, OCTOBER 25, 1999 - SI DIAMOND TECHNOLOGY, INC. (OTCBB: SIDT) announced today that it has sold its domain name, www.diamond.com. SIDT has received $150,000 in cash, a note receivable in the amount of $100,000, payable in six monthly installments, and its subsidiary, Field Emission Picture Element Technology, Inc. (FEPET) has received a 10% ownership interest in the purchaser, Diamond.com, LLC. FEPET is also guaranteed certain minimum proceeds in the event the LLC is sold.

Diamond.com, LLC, "The official Diamond site of the Internet", was established to develop a website that will serve as a vertical portal site for everything related to diamonds. Their goal is to be the number one source on the Internet for information, education, and products related to diamonds. Management of the LLC includes members of the jewelry industry as well as internet and e-commerce pioneers. For information on Diamond.com, LLC, contact Chris McWade at
(617) 293-2041.

"We are very excited by this agreement and the opportunity to participate financially in the new venture" said Doug Baker, Chief Financial Officer of SIDT. "We expect the Company and its subsidiaries to ultimately receive total proceeds from this agreement in the seven figure range." SI Diamond has registered a new domain name to replace www.diamond.com as the location of its home page. The Company's new website will be www.Carbontech.net

This press release contains forward looking information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time-to-time in SIDT's SEC reports.

SI Diamond Technology is a holding company consisting of three operating subsidiaries. The Field Emission Picture Element Technology (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology and is owned 95% by SIDT. The wholly-owned Electronic Billboard Technology (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. SignBuilders of America, Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high quality signage.